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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                             Apogee Technology, Inc.

                                   ----------


     The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

     FIRST: The name of the corporation (hereinafter called the "corporation") is

          Apogee Technology, Inc.

     SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 229 South State Street, City of Dover, County of Kent; and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Three Million Ten Thousand (3,010,000), consisting of Ten Thousand (10,000) shares of Preferred Stock all of the par value of One Hundred Dollars ($100.00) each, and Three Million (3,000,000) shares of Common Stock all of the par value of One Cent ($.01) each.

     The designations, preferences, privileges and voting powers or restrictions or qualifications of the shares of each class are as follows:

     The holders of the shares of Preferred Stock shall be entitled to receive, and the corporation shall be bound to pay thereon, preferential non cumulative dividends, as and when declared by the Board of Directors, out of the annual net profits of the corporation or out of its net assets in excess of its capital, as determined pursuant and subject to the provisions of the General Corporation Law of the State of Delaware, at the rate of nine per centum (9%) per share per annum in respect of each share of Preferred Stock, payable during each calendar year on such days and dates as shall be determined by the Board of Directors of the corporation, before any dividends shall be declared or paid upon or set apart for the holders of the shares of Common Stock.
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     After full dividends for the then current year shall have been declared or paid upon or set apart for the holders of the shares of Preferred Stock, as hereinbefore provided, additional dividends may be declared or paid or set apart during such year. Such additional dividends, if declared, shall be paid exclusively to the holders of the shares of Common Stock, share and share alike.

     The corporation, through its Board of Directors, and conformable with
Section 243 of the Delaware Corporation Law, may redeem the whole or any part of the Preferred Stock at the price of One Hundred Dollars ($100.00) per share plus all declared and unpaid dividends. No redemption of Preferred Stock shall be authorized by the Board of Directors until at least two years after the issuance of such Preferred Stock. The notice of such redemption shall be mailed not less than thirty (30) days prior to the date upon which the Stock is to be redeemed to each holder of stock so to be redeemed at his address as it appears on the books of the corporation. In the event that less than all of the outstanding Preferred Stock of the corporation is to be redeemed, the amount to be redeemed and the method of effecting such redemption may be determined by the Board of Directors. On and after the date fixed for such redemption, the holders of the shares so called for redemption shall cease to be entitled to any further dividends and the respective holders thereof shall have no right or interest thereon or therein, by reason of the ownership of such shares, except to receive the said redemption price, as a debt without interest, upon presentation and surrender of their certificates therefor. Shares so redeemed shall not be reissued.

     In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of the shares of Preferred Stock shall be entitled to receive out of the assets of the corporation (whether from capital or surplus or both) the par amount of their Preferred shares plus any declared and unpaid dividends before any distribution shall be made to the holders of the shares of Common Stock; thereafter, the holders of the shares of Common Stock shall be entitled to receive, share and share alike, all of the remaining assets. If, upon such liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be insufficient to permit the payment in full to the holders of the shares of Preferred Stock of the amount distributable as aforesaid, then the entire assets of the corporation shall be distributed ratably among the holders of the shares of Preferred Stock. The foregoing provisions of this paragraph shall not, however, be deemed to require the distribution of assets among the holders of the shares of Preferred Stock and the holders of the shares of Common Stock in the event of a consolidation, merger, lease or sale, which does not in fact result in the liquidation or winding up of the enterprise.

     Except as otherwise required by law, the entire voting power shall be vested in the holders of the shares of Common Stock and the holders of the shares of Preferred Stock shall have no voting power and shall not have the right to participate in any meeting of stockholders and shall not be entitled to any notice of any such meeting and shall not be considered stockholders for the purpose of any election, meeting, consent or waiver of notice, under the provisions of any law now in force or which may hereafter be enacted.


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     FIFTH: The name and the mailing address of the incorporator are as follows:

         NAME                                MAILING ADDRESS
         ----                                ---------------

         N. S. Truax          229 South State Street, Dover, Delaware  19901

     SIXTH: The corporation is to have perpetual existence.

     SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     EIGHTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

          1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

          2. After the original or other By-Laws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial By-Law or in a By-Law adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

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          3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized share of said class.

     NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of
Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

     TENTH: The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     ELEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.

     Signed on July 1, 1987.



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                                            N.S. Truax
                                            Incorporator



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